FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
This FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of July 26, 2019 (this “Amendment”), is made pursuant to that certain Amended and Restated Loan and Security Agreement dated as of May 10, 2018 (as amended, modified or supplemented from time to time, the “Agreement”), among CAC Warehouse Funding LLC IV, a Delaware limited liability company (the “Borrower”), Credit Acceptance Corporation, a Michigan corporation (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”), Bank of Montreal, as lender (the “Lender”), Citizens Bank, N.A., as lender (the “Exiting Lender”), BMO Capital Markets Corp., a Delaware corporation (“BMO Capital Markets”), as deal agent (the “Deal Agent”), Bank of Montreal (the “Collateral Agent”), and Wells Fargo Bank, National Association, a national banking association, as backup servicer (the “Backup Servicer”).
W I T N E S S E T H :
WHEREAS, the Borrower, Credit Acceptance, the Backup Servicer, the Lender, the Exiting Lender, the Deal Agent and the Collateral Agent have previously entered into and are currently party to the Agreement;
WHEREAS, the Borrower has requested that certain amendments be made to the Agreement, and the Borrower, Credit Acceptance, the Backup Servicer, the Lender, the Deal Agent and the Collateral Agent are willing to amend the Agreement under the terms and conditions set forth in this Amendment;
WHEREAS, the Exiting Lender had previously entered into the Agreement but no longer desires to be party to the Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Section 1.    Amendments.

(a)	The following amendments shall be effective as of the date hereof:

(i)	The reference to “$250,000,000” on the cover page of the Agreement shall be deleted in its entirety and replaced with “$300,000,000”.

(ii)	The definition of “Aggregate Commitments” is hereby deleted and replaced with the following:

““Aggregate Commitments”: As at any date of determination thereof, the sum of all Commitments of all Lenders at such date.

(iii)	The definition of “Amortization Event” is hereby deleted and replaced with the following:
““Amortization Event”: The occurrence of any of the following events: (i) on any Determination Date, the average Payment Rate for the preceding three (3) Collection Periods with respect to which the Payment Rate was calculated is less than 3.0%; (ii) a Reserve Advance is made, except if on the date of such Reserve Advance, the Aggregate Loan Amount is zero; (iii) at any time the Aggregate Loan Amount is greater than $0.00, the cumulative monthly Collections for the six (6) most recent Collection Periods during which the Aggregate Loan Amount is greater than $0.00 are less than 85.0% of Forecasted Collections for the same Collection Periods; (iv) on any Payment Date, the Weighted Average Spread Rate is less than 25.0%; or (v) the Commitment Termination Date.”

(iv)	The definition of “Borrowing Base” is hereby deleted and replaced with the following:
““Borrowing Base”: On any date of determination, (a) the product of (i) the Aggregate Outstanding Eligible Loan Net Balance and (ii) the Net Advance Rate, minus (b) the Excess Defaulted Contract Amount, minus (c) the Overconcentration Loan Amount, minus (d) such other amounts as may be agreed upon from time to time in writing by the Borrower, the Servicer and the Deal Agent; provided, that in no event shall the Borrowing Base exceed 60% of Forecasted Collections as of any date of determination.”

(v)	The definition of “CECL Methodology” shall be added to Section 1.1, as described below:
““CECL Methodology”: The current expected credit losses methodology for credit losses accounting under GAAP establish under ASU 2016-13.”

(vi)	All references to “Citizens Bank, N.A.” shall be deleted in their entirety.

(vii)	The definition of “Commitment Termination Event” is hereby deleted and replaced with the following:

““Commitment Termination Date”: July 26, 2022, or such later date to which the Commitment Termination Date may be extended if agreed in writing among the Borrower, the Deal Agent and the Lenders.”

(viii)	The definition of “Credit Agreement” is hereby deleted and replaced with the following:
““Credit Agreement”: The Sixth Amended and Restated Credit Acceptance Corporation Credit Agreement, dated as of June 23, 2014, among Credit Acceptance, Comerica Bank, as administrative agent and collateral agent, and the banks signatory thereto, as amended from time to time.”

(ix)	The definition of “Weighted Average Spread Rate” is hereby deleted and replaced with the following:
““Weighted Average Spread Rate”: With respect to each Payment Date during the Revolving Period, one minus the Weighted Average Original Advance Rate divided by the Weighted Average Final Score (expressed as a percentage).”

(x)	Section 2.7(d) is hereby deleted and replaced in its entirety with the following:
“(d)    Allocation of Collections. The Servicer will allocate Collections monthly in accordance with the actual amount of Collections received. The Servicer or the Backup Servicer, if it has become the Successor Servicer, at the direction of the Originator, shall determine each month the amount of Collections received during such month which constitutes amounts which, pursuant to the terms of any Dealer Agreement, are required to be remitted to the applicable Dealer (such collections, “Dealer Collections”) and shall so notify the Borrower and the Collateral Agent. Notwithstanding any other provision hereof, the Borrower (or at all times after the occurrence of a Termination Event, the Collateral Agent), at the direction of the Servicer, shall distribute on each Payment Date: (i) to the Borrower, an amount equal to the aggregate amount of Dealer Collections received during or with respect to the prior Collection Period and (ii) to the Backup Servicer, if it has become the Successor Servicer, an amount equal to any Repossession Expenses related to the prior Collection Period prior to the distribution of Available Funds pursuant to Section 2.6.

(xi)	Section 6.11(m) is hereby deleted and replaced in its entirety with the following:

“(m)    the occurrence of the thirtieth (30th) day after the end of the fiscal quarter in which a breach of any (i) covenant set forth in Sections 7.5, 7.6 and 7.7 of the Credit Agreement as in effect on July 26, 2019 (as any such covenants may be amended from time to time) or (ii) other similar covenant(s) contained in the Credit Agreement (as amended from time to time), shall occur unless prior to such date, such breach is cured or waived by the Deal Agent (acting at the direction, or with the consent, of the Required Lenders acting in their respective sole discretion); provided, however, that if the Credit Agreement is terminated, then the last operative set of Sections 7.5, 7.6 and 7.7 of the Credit Agreement (or such similar covenants) shall govern for purposes of this Section;”

(xii)	Section 6.12(a) is hereby deleted and replaced in its entirety with the following:
“(a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.11 or Section 9.2, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Deal Agent (acting at the direction, or with the consent, of the Required Lenders) in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Deal Agent, until a date mutually agreed upon by the Servicer and the Deal Agent (acting at the direction, or with the consent, of the Required Lenders). The Deal Agent may at the time described in the immediately preceding sentence at the direction of the Required Lenders appoint the Backup Servicer by written notice as the Servicer hereunder, and the Backup Servicer shall on a date mutually agreeable between the Backup Servicer and the Deal Agent assume all obligations of the Servicer hereunder (except as specifically set forth herein or in the Backup Servicing Agreement), and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer. In the event that the Deal Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on the date contemplated in the immediately preceding sentence, the Deal Agent shall (acting at the direction, or with the consent, of the Required Lenders) as promptly as possible appoint a successor servicer (the “Successor Servicer”) who shall be acceptable to the Deal Agent and the Required Lenders and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Deal Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Deal Agent shall petition a court of competent jurisdiction to appoint any established financial institution whose regular business includes the servicing of Loans as the Successor Servicer hereunder.”

(xiii)	Section 9.1(q) is hereby deleted and replaced in its entirety with the following:
“(q)    at any time the Aggregate Loan Amount is greater than $0.00, the cumulative monthly Collections for the six (6) most recent Collection Periods during which the Aggregate Loan Amount is greater than $0.00 are less than 75.0% of Forecasted Collections for the same Collection Periods.”

(xiv)	Schedule VII is hereby deleted and replaced with Exhibit A attached hereto.

(b)	The following amendments shall be effective as of January 1, 2020, provided Credit Acceptance has adopted the CECL Methodology:

(i)
Section 1.1 of the Agreement is hereby amended by deleting the definition of “Aggregate Outstanding Eligible Loan Net Balance” in its entirety. All other references in the Agreement to “Aggregate Outstanding Eligible Loan Net Balance” shall be deleted and replaced in each instance with references to “Aggregate Outstanding Eligible Loan Balance.”

(ii)	Section 1.1 of the Agreement is hereby amended by deleting the definition of “Loan Loss Reserve” in its entirety.

(iii)
Section 1.1 of the Agreement is hereby amended by deleting the definition of “Net Loan Balance” in its entirety. All other references in the Agreement to “Net Loan Balance” shall be deleted and replaced in each instance with references to “Outstanding Balance.”

(iv)	Section 1.1 of the Agreement is hereby amended by deleting the definition of “Outstanding Balance” in its entirety and replacing it with the following:
““Outstanding Balance”:
(i) With respect to any Contract on any date of determination, all amounts owing under such Contract (whether considered principal or as finance charges) on such date of determination. The Outstanding Balance with respect to a Contract shall be deemed to have been created at the end of the day on the Date of Processing of such Contract; which shall be greater than or equal to zero (except in the case of a Contract as to which the final payment on such Contract is in excess of the amount owed on such Contract on the date of such final payment);
(ii)    with respect to any Dealer Loan on any date of determination, the aggregate amount advanced under such Dealer Loan plus revenue accrued with respect to such Dealer Loan in accordance with Credit Acceptance’s adjusted accounting policies (as in effect as of January 1, 2020) and the payment of monies to a Dealer under the related Dealer Agreement, less Collections on the related Dealer Loan Contracts applied through such date of determination in accordance with the related Dealer Agreement to the reduction of the balance of such Dealer Loan;
(iii)     with respect to any Purchased Loan (other than any Purchased Loan arising from a Dealer Collections Purchase Agreement) on any date of determination, the aggregate amount advanced under such Purchased Loan plus revenue accrued with respect to such Purchased Loan in accordance with Credit Acceptance’s adjusted accounting policies (as in effect as of January 1, 2020), less Collections on the related Purchased Loan Contract applied through the date of determination to the reduction of the balance of such Purchased Loan; and
(iv)    with respect to any Purchased Loan arising from a Dealer Collections Purchase Agreement on any date of determination, (A) such Purchased Loan’s pro rata share of the sum of (x) the Outstanding Balance of the related Dealer Loan as of the date of the related Dealer Collections Purchase and (y) the Dealer Collections Purchase Price with respect to such Dealer Loan (such pro rata share determined based on such Purchased Loan’s pro rata share of the forecasted collections on the pool of Purchased Loans which previously constituted Dealer Loan Contracts securing such Dealer Loan), plus following the acquisition of such Purchased Loan (B) revenue accrued with respect to such Purchased Loan in accordance with Credit Acceptance’s adjusted accounting policies (as in effect as of January 1, 2020), less (C) Collections on the related Purchased Loan Contract applied through the date of determination to the reduction of the balance of such Purchased Loan.”

(v)	The first sentence of Section 4.1(bb) of the Agreement is hereby deleted in its entirety and replaced with the following:

“When new Pools or Purchased Loans are pledged to the Collateral Agent, the related Funding Notice shall provide (A) the aggregate Outstanding Balance of the Contracts to be pledged to the Collateral Agent on the related Funding Date; and (B) the Aggregate Outstanding Eligible Loan Balance, each as of the applicable Cut-Off Date and as reported in the Servicer’s loan servicing system.”
Section 2.    Exit of Citizens. The Exiting Lender hereby acknowledges and agrees with the Borrower, the Servicer and the Deal Agent that it shall cease to be a Lender under the Agreement upon the effectiveness of this Amendment. The Exiting Lender acknowledges that (a) any and all amounts owed to it have been paid in full and (b) it shall cease to have any further interests or obligations under the Agreement except for those that survive by their terms. All references to “Lender” or “Lenders” in the Agreement shall be deemed to no longer include the Exiting Lender.
Section 3.    Conditions to Effectiveness of Amendment. This Amendment shall become effective upon receipt by the Deal Agent of (a) an executed counterpart of this Amendment from each party hereto and (b) each other document specified in Exhibit B attached hereto.
Section 4.    Representations of the Borrower and Servicer. Each of Borrower and Servicer hereby represent and warrant to the parties hereto that as of the date hereof each of the representations and warranties contained in Article IV of the Agreement and any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then are true and correct as of such earlier date) and that no Amortization Event, Termination Event, Potential Servicer Termination Event or Unmatured Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.
Section 5.    Agreement in Full Force and Effect. Except as expressly set forth herein, all terms and conditions of the Agreement, as amended, shall remain in full force and effect. Reference to this specific Amendment need not be made in the Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.
Section 6.    Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the parties hereto and be deemed an original and all of which shall constitute together but one and the same agreement.

Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.
Section 7.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 8.    Fees and Expenses. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Deal Agent and the Lenders in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of external counsel for the Deal Agent and the Lenders.
[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Loan and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
CAC WAREHOUSE FUNDING LLC IV
By:     /s/ Douglas W. Busk
    Name:    Douglas W. Busk
    Title: Senior Vice President & Treasurer
CREDIT ACCEPTANCE CORPORATION
By:     /s/ Douglas W. Busk
    Name:    Douglas W. Busk
    Title: Senior Vice President & Treasurer
BANK OF MONTREAL, as Lender
By:     /s/ Karen Louie
    Name:    Karen Louie
    Title: Director
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Backup Servicer
By:     /s/ Scott J. Olmstead         Name: Scott J. Olmstead
    Title: Vice President
BMO CAPITAL MARKETS CORP., as Deal Agent
By:     /s/ Jeffrey Merchant
    Name:    Jeffrey Merchant
    Title: Managing Director

CITIZENS BANK, N.A., as Lender
By:     /s/ Erik Priede
    Name:    Erik Priede
    Title: Managing Director

EXHIBIT A
SCHEDULE VII

COMMITMENTS AND APPLICABLE PERCENTAGES

Name of Lender	Commitment	Applicable Percentage
Bank of Montreal	$300,000,000.00	100.000000000%

Total	$300,000,000.00	100.000000000%

EXHIBIT B
CONDITIONS PRECEDENT RELATING TO FIRST AMENDMENT
I.    TRANSACTION DOCUMENTS
A.First Amendment to Loan and Security Agreement    Skadden
B.Side Letter    Skadden
C.Variable Funding Note    Skadden
II.    ADDITIONAL DOCUMENTS
A. Sixth Amended and Restated Fee Letter    Chapman

B.    Executed legal opinion of Skadden, counsel to the Borrower, with respect to enforceability matters
C.    Secretary’s Certificate of the Borrower certifying and attaching the following items:
·    Resolutions
·    Certificate of Formation
·    Limited Liability Company Agreement
·    Incumbency
·    Good Standing
Skadden Skadden
Key:	Chapman Chapman and Cutler LLP Skadden Skadden, Arps, Slate, Meagher & Flom LLP

12